Exhibit 10.15

Directors’ Compensation (effective July 1, 2006)

Cash Compensation

Each director of Cadmus who is not also an executive officer of Cadmus will receive for the fiscal year ending June 30, 2007: (a) an annual retainer of $15,000; (b) $1,250 for each Board meeting attended; (c) $800 for each committee meeting attended; (d) $800 for each committee or Board meeting conference call attended; and (e) $400 for each quarterly earnings conference call attended. The Chairman of the Board of Directors will receive an additional payment of $50,000 for the fiscal year. The Chairman of each committee other than the Executive Committee, will also receive an additional payment of $2,000 for the fiscal year.

Each director also will be reimbursed for usual and ordinary expenses of meeting attendance. A director who also is an employee of Cadmus or its subsidiaries will receive no additional compensation for serving as a director.

Cadmus has in effect a plan under which directors may elect to defer their annual retainers and attendance fees generally until after the termination of their service on the Board.

Equity Compensation

Non-Employee Director Stock Compensation Plan. The 2004 Non-Employee Director Stock Compensation Plan, which was approved by shareholders at the 2004 Annual Meeting, provides for annual grants of options for 1,000 shares of Cadmus stock on each November 15 from November 15, 2004 through November 15, 2008 to each non-employee serving as a member of the Board on each such November 15.